Exhibit 10.35

January 9, 2014

Jason J. Kelroy

Director, Kohl’s Illinois, Inc.

c/o Kohl’s Department Stores, Inc.

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

Dear Jason,

Pursuant to our discussions, this letter will serve as an amendment to the April 28, 2005 Retail License Agreement as previously amended on May 6, 2008, January 30, 2009, and May 26, 2011, renewed on April 1, 2010, and assigned on July 26, 2011 (collectively the “Agreement”) by and between Hawk Designs, Inc., a wholly owned subsidiary of Quiksilver, Inc. (“Licensor”) and Kohl’s Illinois, Inc., as assignee of Kohl’s Department Stores, Inc. (“Licensee”). Capitalized terms used in this letter and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Subject to Cherokee Inc. or its designee’s acquisition of the rights to the Trademarks, this Agreement and the Licensed Goods pursuant to an Asset Purchase Agreement by and among Cherokee Inc., Hawk Designs, Inc. and Quiksilver, Inc. (the “APA”), we have agreed that:

1.          Cherokee Inc. or its designee shall be known as Licensor from the date of execution of the APA by and among Cherokee Inc. or its designee, Hawk Designs, Inc. and Quiksilver, Inc.

2.            Notwithstanding the foregoing Article V, Paragraph 2, this Agreement shall extend through January 27, 2018. If Licensee is not then in material default of the terms of this Agreement, this Agreement may be renewed by Licensee, in Licensee’s sole discretion, for up to three (3) additional terms of four (4) Contract Years each (the “Renewal Terms”), provided that, for each such renewal Licensee has notified Licensor in writing of its election to renew this Agreement no later than 12 months prior to the expiration of the then-current term.

3.            Notwithstanding the foregoing Article III, Paragraph 2, commencing with the Contract Year beginning February 2, 2014, the Minimum Guaranteed Royalty shall be $4,800,000 for each Contract Year thereafter.

4.             Licensor hereby grants Licensee the non-exclusive right to sell Licensed Goods on the Internet on a worldwide basis excluding Canada through any Web pages owned and/or operated by or for Licensee, including but not limited to kohls.com, provided that (1) Licensee shall alert Licensor to any URLs other than kohls.com on which Licensee will be offering the Licensed Goods for sale to consumers outside the United States; and (2) the rights outside the Territory are granted to Licensee on a non-exclusive basis. Notwithstanding the foregoing, Licensee hereby agrees and acknowledges that Licensor has the right in its sole and absolute discretion to enter in to exclusive licenses for Licensed Goods bearing the Trademark outside of the United States with third parties (“Other Licensees”). In the event that Licensor enters into an exclusive license agreement outside the United States with Other Licensees, Licensor shall give Licensee six (6) months written notice of such and any countries included in the agreement with the Other Licensee shall be automatically excluded from this Agreement.

5.            Article VI. 6: The requirement for Licensee to have Contract Manufacturers sign Exhibit C (manufacturers agreement) shall be deleted from this Agreement To that end, Article VI, Section 6 shall be deleted in its entirety and replaced with the following:

5990 Sepulveda Blvd., Suite 600, Sherman Oaks, CA 91411 • P (818) 908-9868 F (818) 908-9191
www.cherokeegroup.com

6. Contract Manufacturers. Licensee shall be entitled to contract the design and manufacture of Licensed Products without the prior written approval of Licensor. Licensee’s current Terms of Engagement are attached hereto as Exhibit A. Licensee shall use commercially reasonable efforts to ensure that all Contract Manufacturers perform in accordance with these Terms of Engagement, provided that if Licensee revises its Terms of Engagement for all manufacturers and vendors, such revised terms shall be applicable to the Contract Manufacturers, as long as such revised terms are no less restrictive with respect to standards of human rights practices and policies (e.g., child labor and workplace conditions) than Licensee’s current Terms of Engagement and, with respect to all other matters addressed therein, the standards applicable to Licensee’s other licensed and “private label” lines of products. In connection therewith, Licensee shall monitor the performance of its Contract Manufacturers to assure compliance with such Terms of Engagement in a manner consistent with Licensee’s practices for Licensee’s other licensed and “private label” lines of products.

6.             Article X. 3: The three (3) year records retention requirement shall be replaced with a rolling twenty-four (24) month requirement. If, at any time during a rolling twenty-four (24) month period, Licensor provides written notice to Licensee that Licensor intends to exercise its audit rights, Licensee shall, upon Licensor’s written request, maintain the records required beyond the rolling twenty-four (24) month period, by archiving, saving to tape or otherwise preserving the information. All other terms and conditions of this Article shall remain in full force and effect.

7.             Licensor shall provide the support and services to Licensee defined in Exhibit B.

8.             Other than as stated in the Agreement as amended and extended, Licensee hereby acknowledges that there are no other existing contracts or understandings, either written or verbal with regards to the Agreement.

Except as otherwise specifically set forth in this letter, the Agreement shall remain in full force and effect as amended and extended. If Kohl’s Illinois, Inc. is in agreement with these terms, please sign the enclosed copies of this letter and return one original to me. The other copy is for your files.

Very truly yours,
Cherokee Inc.

/s/ Henry Stupp

Henry Stupp
Chief Executive Officer

cc:                                Peggy Eskenasi

Senior Executive Vice President, Product Development

Kohl’s Department Stores, Inc.

Agreed and accepted to this 9th day of January, 2014

Kohl’s Illinois, Inc.

By:	/s/ Jason J. Kelroy	Rev. HLB

Jason J. Kelroy
Director, Kohl’s Illinois, Inc.

EXHIBIT A

Kohl’s Terms of Engagement (December 2013)

TERMS OF ENGAGEMENT

FOR KOHL’S BUSINESS PARTNERS

These Terms of Engagement apply to all of Kohl’s Business Partners. Kohl’s strongly encourages Business Partners to exceed these Terms of Engagement and promote best practices and compliance by Business Partners with the Terms of Engagement In all factories in which they manufacture merchandise.

While Kohl’s recognizes that there are different legal and cultural environments In which Business Partners operate throughout the world, these Terms of Engagement set forth the basic minimum requirements Business Partners must meet in order to do business with Kohl’s. The Terms of Engagement also provide the foundation for Kohl’s ongoing evaluation of compliance by Business Partners with the Terms of Engagement.

Business Partners are defined as vendors, manufacturers, contractors, subcontractors and other suppliers, sources and agents who provide Kohl’s with goods or services ordered pursuant to any purchase order, contract or agreement issued directly by Kohl’s or ordered on Kohl’s behalf.

LAWS &
REGULATIONS

All Kohl’s Business Partners must operate in full compliance with all applicable local and national laws, rules and regulations pertaining to all aspects of factory operations in the jurisdiction of which they conduct business.

EMPLOYMENT
PRACTICES

Kohl’s will only do business with Business Partners whose workers are treated fairly and who in all cases are present voluntarily, not put at risk of physical harm, fairly compensated, and allowed the right of free association and not exploited in any way. Business Partners shall ensure procedures are in place by which workers, alleging violations of these Terms of Engagement, may do so without fear of negative repercussions.

In addition, Kohl’s Business Partners must adhere to the following:

• Wages and
Benefits:

Kohl’s Business Partners must pay workers wages and legally mandated benefits that comply with the higher of (a) any applicable law, or (b) to match the prevailing local manufacturing or Industry practices. In addition to their compensation for regular hours of work, workers shall be compensated for overtime hours at such premium rates as are legally required, or in those countries where such laws do not exist, at least equal to their regular hourly wage rate. Kohl’s recognizes that wages are essential to meet workers’ basic needs. Kohl’s will seek and favor Business Partners who are committed to the betterment of wages and benefits within their facilities.

• Working
Hours:

Kohl’s expects its Business Partners to operate based on prevailing local work hours. Except in extraordinary circumstances, Business Partners shall limit the number of hours that workers may work on a regularly scheduled basis to the legal limit on regular and overtime hours established by local laws and regulations in the jurisdiction in which they manufacture. Subject to the requirements of local law, a regularly scheduled workweek of no more than sixty (60) hours and one day off in every seven (7) day period are encouraged. Partners will comply with applicable laws that entitle workers to vacation time, leave periods and holidays. Business Partners must regularly provide reasonable rest periods and one day off within a seven-day period. Any time worked over the norm for the area should be compensated as prescribed by the local labor laws.

TERMS OF ENGAGEMENT	[December 2013]

Working hours must be recorded by an automated timekeeping system. Whenever a worker is present in a facility, the worker’s time must be recorded and the worker properly compensated. This applies to both regular and overtime working hours and any time used for work preparations or repairs.

• Child Labor:

Use of child labor is strictly prohibited. Business Partners must observe all legal requirements for the work of authorized minors, particularly those relating to hours of work, wages, minimum education and working conditions. Kohl’s supports the development of legitimate, workplace apprenticeship programs and Business Partners will be expected to comply with all laws and regulations applicable to such apprenticeship programs.

“Child” is defined as a person who is younger than 15 (or 14 where the law of that country permits) or younger than the age for completing compulsory education in the country where such age is higher than 15. Kohl’s will not utilize Business Partners who use or permit the use of child labor in any of their facilities.

• Prison Labor/
Forced Labor:

Business Partners will not use or permit the use of bonded labor, Indentured labor, prison labor or Forced Labor in the manufacture or finishing of products ordered by Kohl’s. Nor will Kohl’s knowingly purchase materials from a Business Partner utilizing bonded labor, indentured labor, prison labor or Forced Labor. “Forced Labor” is defined as any work or service which is extracted from any person under the threat of penalty for its non-performance and for which the worker does not offer himself voluntarily and includes, without limitation, prison and slave labor or human trafficking for the purposes thereof. An employer involuntarily keeping workers identification documents is prohibited.

• Discrimination:

While Kohl’s recognizes and respects cultural differences, employment (hiring, wages, benefits, advancement, termination, and retirement) shall be based on the worker’s ability and not on personal characteristics. Kohl’s believes that workers should be employed on the basis of their ability to do the job, rather than on the basis of gender, age, disability, sexual orientation, racial characteristics, cultural or religious beliefs or similar factors. Kohl’s will not utilize Business Partners who discriminate against workers on the basis of gender, age, disability, sexual orientation, racial characteristics, cultural or religious beliefs or similar factors.

• Free
Association:

Workers must be free to join organizations of their own choice. Business Partners shall recognize and respect the rights of workers to freedom of association and collective bargaining. Workers shall not be subject to intimidation or harassment in the peaceful exercise of their legal right to join or to refrain from joining an Organization.

• Disciplinary
Practices:

All Business Partners must treat all workers with respect and dignity. Kohl’s will not utilize Business Partners who use, or permit the use of corporal punishment, physical, sexual, psychological or verbal harassment or other forms of mental or physical coercion, abuse or intimidation.

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Business Partners shall not use, or permit the use of fines as a disciplinary practice.

• Women’s
Rights:

All Business Partners will ensure that workers who are women receive equal treatment in all aspects of employment. Pregnancy tests will not be a condition of employment or continuation thereof and pregnancy testing, to the extent it is provided, will be voluntary and at the option of the worker. Workers will not be exposed to hazards that may endanger their reproductive health and Business Partners will not force workers to use contraception.

• Health &
Safety:

Kohl’s will only utilize Business Partners who provide workers with a clean, safe and healthful work environment designated to prevent accidents and injuries arising out of or occurring while in the course of work or as a result of the operation of a Business Partner’s facility. All Business Partners must comply with all applicable, legally mandated standards for workplace health and safety. Where applicable, Business Partners who provide residential facilities for their workers must provide safe and healthy facilities, separate from production facilities, that comply with legally mandated standards for health and safety.

ETHICAL STANDARDS

Kohl’s will seek to identify and work with Business Partners who aspire as individuals and in the conduct of their business to a set of ethical standards which are compatible with Kohl’s standards. Bribes, kickbacks or other similar unlawful or improper payments are strictly prohibited to be given to any person or entity to obtain or retain business.

ENVIRONMENTAL
REQUIREMENTS

Kohl’s will only do business with Business Partners who comply with all applicable government laws and regulations, International standards, U.S. regulations prohibiting the use of ozone depleting chemicals (hydrochlorofluourocarbons) and the International Trade in Endangered Species of Wild Fauna and Flora, as listed in the United States Endangered Species Act of 1973.

LEGAL
REQUIREMENTS

Kohl’s policy is to obey the laws of each country in which merchandise is manufactured for Kohl’s. Business Partners will comply with all applicable local and national laws, rules and regulations pertaining to all aspects of factory operations. This Includes compliance with these Terms of Engagement and the terms and conditions of purchase orders Issued by Kohl’s or on Kohl’s behalf and also requires attention to U.S. country of origin regulations which govern quota classification and the marking of products. Business Partners manufacturing facilities will comply with US Customs-Trade Partnership Against Terrorism (C-TPAT) requirements.

COMMUNICATION

All Business Partners must post the Terms of Engagement in places in their factories readily accessible to workers, translated into the language of the workers and supervisors and communicate these provisions to all workers. Business Partners shall take appropriate steps to ensure the provisions of these Terms of Engagement are communicated to all workers. Upon employment, as part of worker orientation, the Terms of Engagement shall be presented to workers and explained to them. From time to time Business Partners shall periodically review these Terms of Engagement with workers.

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MONITORING/
COMPLIANCE

Kohl’s takes affirmative measures to monitor compliance with Kohl’s Terms of Engagement and Kohl’s Purchase Order Terms and Conditions. Such measures may include prescreening Business Partners, scheduled or random, announced and unannounced on-site inspections of factories by Kohl’s representatives, or certification by Kohl’s Business Partners that Kohl’s Terms of Engagement have been compiled with.

Kohl’s associates and representatives have been asked to be watchful for violations of Kohl’s Terms of Engagement on visits to factories or manufacturing facilities and to report questionable conduct to management for follow up and when appropriate, for corrective action.

RECORD
KEEPING

All Business Partners must maintain in the factories producing merchandise for Kohl’s all documentation necessary to demonstrate compliance with Kohl’s Terms of Engagement. Business Partners must furnish Kohl’s representatives reasonable access to production facilities, employment records and workers for confidential interviews in connection with monitoring factory or inspection visits. Business Partners must promptly respond to reasonable inquiries by Kohl’s representatives concerning the operations of factories with respect to Kohl’s Terms of Engagement.

SUBCONTRACTING

Business Partners shall not utilize subcontractors for the production of Kohl’s merchandise, or components thereof, without Kohl’s prior written approval and only after the subcontractor has agreed to comply with Kohl’s Terms of Engagement. Business Partners shall require each Kohl’s approved subcontractor to abide by the Terms of Engagement. Business Partners shall be held accountable for a subcontractor’s failure to abide by Kohl’s Terms of Engagement.

CORRECTIVE
ACTION

If a Business Partner is in violation of Kohl’s Terms of Engagement, Kohl’s will work with the Business Partner to remediate the violation if at all possible. If this effort is unsuccessful or not possible, Kohl’s shall reevaluate its business relationship with the Business Partner and shall take appropriate corrective action. Corrective action may include cancellation of the affected order, prohibition of subsequent use of a factory or termination of Kohl’s business relationship with any Business Partner found to be in violation of these Terms of Engagement, or exercising any other rights and remedies to which Kohl’s may be entitled under Purchase Orders issued by Kohl’s or on behalf of Kohl’s, at law or otherwise.

COUNTRY
EXCEPTIONS

Business Partners will not produce merchandise for Kohl’s in countries which are considered by Kohl’s to deny basic human rights. Kohl’s will not initiate or continue its business relationship with Business Partners that produce merchandise for Kohl’s where there are gross and systematic violations of human rights and when there is a recognized movement from within the country calling for withdrawal.

Kohl’s will periodically review these Terms of Engagement to determine whether revisions are appropriate. Any such revisions will be promptly published by Kohl’s.

For questions or for information pertaining to Kohl’s Terms of Engagement e-mail: factory.compliance@kohls.com

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EXHIBIT B

Licensor Provided Support and Services

•               Licensor is entering into a new agreement establishing additional services with Tony Hawk, the individual, (“Additional Service Agreement”) to increase his direct involvement of the TONY HAWK brand with Licensee and establishing a better framework for Licensee and the TONY HAWK brand. Licensor shall be able to twice annually develop digital assets, which will provide updated photography and b-roll video that can and should be used for advertising, in-store, on kohls.com (or any other Webpages owned and/or operated by or for Licensee) and for social media purposes. In addition, Licensor, in conjunction with Licensee’s marketing department shall be able to develop and execute with proper oversight a significantly more robust editorial and promotional campaign. As part of this campaign, Licensor shall have Tony Hawk use best efforts to be directly involved in leveraging his fan base through social media to drive traffic to Licensee. This Additional Service Agreement is at Licensor’s expense and more directly incentivizes Tony Hawk on the increased performance and sale of TONY HAWK branded products.

•               Licensor shall use its best efforts related to marketing and advertising the TONY HAWK brand by collaborating with Licensee to improve the customer experience by focusing on in-store enhancements in an effort to increase adoption and conversion to purchase (“ln-store Marketing”). In order to financially support ln-store Marketing initiatives, Licensee shall allocate an amount equal to fifteen percent (15%) of Royalties over $4,800,000 (the “Annual Threshold”) per Contract Year (the “Marketing Allocation”) for the said ln-store Marketing initiatives. However, the minimum Marketing Allocation shall not be less than $200,000 per year or $800,000 in totality from the Contract Year beginning February 2, 2014 through the Contract Year ending January 27, 2018 (the “Minimum Marketing Allocation”). Licensor shall be responsible for the timely payment of such Marketing Allocations directly to the appropriate vendors and Licensee shall not deduct any such amounts from Royalties earned and due to Licensor. The ultimate use and timing of the said Marketing Allocation shall be determined jointly by Licensor and Licensee.

•               Additionally, Licensor is committed to implementing the following additional services, once it has adequately transitioned the business but in any event within a commercially reasonable time; but not less than six (6) months and not more than nine (9) months after the APA has been executed. For the avoidance of doubt, all existing design support currently provided by Quiksilver to Licensee will remain in place until Licensor has implemented the new services below.

•                 Licensor shall support and fund the creative direction, design, and product management for the TONY HAWK brand. This support will include local product development talent based in Menomonee Falls, WI with the details to be mutually agreed upon in writing by Licensor and Licensee.

•                 Licensor shall assign a Sales Manager committed to the TONY HAWK brand.

•                 Licensor shall hire a Creative Manager to establish a tighter working relationship between both the Licensee’s and Licensor’s creative teams to help ensure the consistent delivery of relevant product that provides a strong point-of-view and point-of-difference for Licensee’s customers.

•                 Licensor shall facilitate introductions for Licensee to meet with third-party global manufacturers (the “Cherokee Development Group”) in an effort to provide Licensee with additional options for the production of the TONY HAWK branded products.

Notwithstanding the foregoing, Licensor and Licensee shall collectively establish a written strategy (the “New Strategy”) outlining a new organizational structure focusing on:

1.            Product Development (including but not limited to trend, design, graphics, graphic language, and updated branding).

2.            Marketing (including but not limited to in-store, online, social/digital media and promotions). The specifics detailing the deliverables with regards to the New Strategy and accompanying timeline for implementation to be determined by both parties and agreed to in writing no later than February 1, 2014 or as soon thereafter as reasonably practical, in order to effectively re-launch the TONY HAWK brand at Kohl’s for February 2015.

JASON J. KELROY

TEL: (262) 703-1727

FAX: (262) 703-7274

July 26, 2011

VlA UPS OVERNIGHT

Mr. Charles Exon

Hawk Designs, Inc.

15202 Graham Street

Huntington Beach, CA 92649

Re:                             TONY HAWK License Agreement — Proposed Assignment

Dear Mr. Exon:

I writing to request that Hawk Designs, Inc. consent to an assignment of the April 28, 2005 TONY HAWK Retail License Agreement between Kohl’s Department Stores, Inc. (“KDSI”) and Hawk Designs, Inc. (the “License Agreement”). Specifically, KDSI is seeking to assign all of its rights and obligations under the License Agreement to Kohl’s Illinois, Inc. (“KIN”), a wholly-owned subsidiary of KDSL KIN currently owns all of Kohl’s own intellectual property assets (i.e., all of Kohl’s private brand trademarks and marketing handles). This proposed assignment is not unique to Hawk Designs, Inc. Kohl’s is in the process of assigning all existing trademark license agreements from KDSI to KIN. At this point, we expect the assignments to be completed and effective as of July 31, 2011.

KDSI expressly acknowledges and agrees that, as the original signatory to License Agreement, KDSI shall remain responsible and liable for all liabilities of KDSI under the License Agreement and for full performance of KDSI’s obligations as set forth in the License Agreement. In addition, KDSI hereby guarantees the performance and payment obligations of KIN, including, without limitation the payment of any sums that are or become payable after the date of assignment under the License Agreement.

CORPORATE OFFICES • N56 W17000 RIDGEWOOD DRIVE • MENOMONEE FALLS, WISCONSIN 53051 • (262) 703-7000

Please confirm that Hawk Designs, Inc. will consent to the proposed assignment of the License Agreement by having the acknowledgement below signed and returned to me. As always, we look forward to our continuing partnership with Quiksilver and Hawk Designs, Inc.

Very truly yours,

/s/ Jason J. Kelroy
Jason J. Kelroy
VP, Associate General Counsel

cc:                                Sean Pence (via e-mail)

ACCEPTED AND AGREED TO:

Hawk Designs, Inc.

/s/ Charles S. Exon
Name:	Charles S. Exon
Title:	Director and Executive Vice President
Chief Administrative Officer
General Counsel and Secretary
Date:	7/29/11

2

Peggy Eskenasi
TEL: (262) 703-2614
FAX: (262) 703-6256

May 26, 2011

VIA U.S. MAIL & E-MAIL

Sean M. Pence

SVP & General Counsel, Americas

Quiksilver, Inc.

15202 Graham Street

Huntington Beach, California 92649

Re:                             TONY HAWK Retail License Agreement

Dear Sean:

This letter confirms the parties’ understanding with respect to the following issues under the April 28, 2005 Retail License Agreement between Kohl’s Department Stores, Inc. and Hawk Designs, Inc., a wholly owned subsidiary of Quiksilver, Inc.:

Style names – Kohl’s shall be responsible for clearing, and any potential liability associated with, any style names used on or in connection with “Hawk” “Licensed Goods,” regardless of whether such style names come from internal documents used or provided by Quiksilver.

Quiksilver provided graphics/artwork – If Quiksilver provides graphics/artwork on “Hawk” “Licensed Goods,” Quiksilver shall be responsible for clearing, and any potential liability associated with, all such graphics/artwork.

Kohls provided graphics/artwork/subcontracted services – If Kohl’s provides Quiksilver with graphics/artwork for use on or in connection with “Hawk” “Licensed Goods,” Kohl’s shall be responsible for clearing, and any potential liability associated with, all such graphics/artwork. In addition, if Kohl’s subcontracts any design services to third parties in connection with “Hawk” “Licensed Goods,” Kohl’s or its subcontractors shall be responsible for clearing, and, as between Kohl’s and Quiksilver, Kohl’s shall be responsible for any potential liability associated with, all such graphics/artwork/designs.

****

CORPORATE OFFICES • N56 W17000 RIDGEWOOD DRIVE • MENOMONEE FALLS, WISCONSIN 53051 • (262) 703-7000

Please have a copy of this letter signed and returned to me to confirm our understanding.

Very truly yours,

/s/ Peggy Eskenasi
Peggy Eskenasi
Senior EVP – Product Development

PE/hb

Quiksilver, Inc. / Hawk Designs, Inc.

/s/ Sean Pence
Name: Sean Pence
Title: SVP

2

Peggy Eskenasi

TEL: (262) 703-2614

FAX: (262) 703-6256

April 1, 2010

VIA FACSIMILE [(714) 889-4250]
AND U.S. MAIL

Mr. Charles Exon

Hawk Designs, Inc.

15202 Graham Street

Huntington Beach, CA 92649

Re:          TONY HAWK License Agreement

Dear Mr. Exon:

This letter confirms Kohl’s election of its renewal rights under the April 28, 2005 TONY HAWK Retail License Agreement between Kohl’s and Hawk Designs, Inc. for the first renewal term of five (5) Contract Years as provided for in Article V, Paragraph 2 of that agreement. We look forward to our continuing partnership with Quiksilver and Hawk Designs, Inc.

Very truly yours,

/s/ Peggy Eskenasi
Peggy Eskenasi
EVP – Product Development

PE/jjk

cc:	Steve Tully (via e-mail)
Sean Pence (via e-mail)

CORPORATE OFFICES • N56 W17000 RIDGEWOOD DRIVE • MENOMONEE FALLS, WISCONSIN 53051 • (262) 703-7000

PEGGY ESKENASI

Writer’s Direct Dial: (262) 703-2614

Facsimile: (262) 703-6256

E-mail: peggy.eskenasi@kohls.com

May 6, 2008

VIA DHL OVERNIGHT

Mr. Marty Samuels

President

Quiksilver Americas

15202 Graham Street

Huntington Beach, CA 92649

Re:          Amendment to Retail License Agreement

Dear Marty:

This letter will serve as an amendment to the April 28, 2005 Retail License Agreement (“Agreement”) by and between Hawk Designs, Inc., a wholly owned subsidiary of Quiksilver, Inc. (“Licensor”) and Kohl’s Department Stores, Inc. (“Licensee”). Capitalized terms used in this letter and not otherwise defined shall have the meanings ascribed to them in the Agreement. We have agreed that:

A.                 During the Initial Term only, Paragraph 7 of Article I of the Agreement shall be amended to read in full as follows:

7.                                   “Territory” is the United States and Canada, wherein Licensee may sell the Licensed Goods only at retail and only through Licensee’s Kohl’s branded stores, or over the Internet via Licensee’s Kohl’s branded ecommerce website.

B.                 It is expressly agreed that Licensee shall have the right, but no obligation, to market or sell any Licensed Goods in all areas of the Territory.

C.                 In consideration of the amendment set forth in the paragraph A above, Licensee shall pay Licensor the following royalty (“Additional Royalty”) in addition to the royalty set forth in Article III of the Agreement:

i.                                          A quarterly Additional Royalty of $50,000, payable within sixty (60) days after the end of each Contract Quarter of Contract Year 3;

ii.                                       A quarterly Additional Royalty of $75,000, payable within sixty (60) days after the end of each Contract Quarter of Contract Year 4; and

iii.                                    A quarterly Additional Royalty of $100,000, payable within sixty (60) days after the end of each Contract Quarter of Contract Year 5.

D.                 The Additional Royalty payable in any Contract Year shall be offset by royalties otherwise payable pursuant to Article III of the Agreement to the extent such royalties are attributable to Licensee’s sales of Licensed Goods in Canada.

Except as otherwise specifically set forth in this letter, the Agreement shall remain in full force and effect as originally written. Please call me if you have any questions or if this letter does not accurately reflect our agreement. If you arc in agreement with these terms, please sign the enclosed copies of this letter and return one original to me. The other copy is for your files.

Very truly yours,
Kohl’s Department Stores, Inc.

/s/ Peggy Eskenasi
Peggy Eskenasi
Executive Vice President, Product Development

Accepted and agreed to this 21 day of May, 2008.

Hawk Designs, Inc.

By:	/s/ Martin Samuels
Name:	Martin Samuels
Title:	President

cc:                              Charles Exon

Hawk Designs, Inc.

15202 Graham Street

Huntington Beach, CA 92649

ORIGINAL

Retail License Agreement

This Retail License Agreement (“Agreement”) is effective on this 28th day of April 2005, by and between Hawk Designs, Inc. (“Licensor”), a California corporation (a wholly owned subsidiary of Quiksilver, Inc.), and Kohl’s Department Stores, Inc. (“Licensee”), a Delaware corporation.

Recitals

Licensor is a manufacturer and distributor of apparel and accessories under various brand names, and owns certain Trademarks (as defined below); and

Licensee is a retailer of various consumer products, with expertise and ability in distributing and selling goods at retail; and

Licensee desires to license from Licensor the Trademarks and Licensor desires to enter into such a license; and

As part of the obligations of this license, Licensee undertakes to pay Licensor a minimum annual royalty;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, the parties hereto covenant and agree as follows:

Article I.                      Definitions

For the purpose of this Agreement, the following terms shall have the meanings set forth:

1.                                “Affiliate” means any entity having any relationship, contract, or arrangement with Licensee with respect to any matter winch affects or is affected by this Agreement wherein this entity has or exercises or has the power to exercise, directly or indirectly, in any manner, control, direction, or restraint of Licensee or wherein such entity and Licensee are subject to common or mutual control, direction, or restraint or wherein Licensee has the power to exercise, directly or indirectly, in any manner, control, direction, or restraint of such entity.

2.                                “Contract Year” means a period of time coinciding precisely with Licensee’s fiscal year. Licensee has adopted what is known as the ‘4-5-4 retail calendar’, with each fiscal year beginning on the Saturday closest to the end of January. Each Contract Year shall consist of four (4) quarters, coinciding precisely with Licensee’s fiscal quarters (each, a “Contract Quarter”). For example, the first Contract Year shall begin on January 30, 2006 and end on February 3, 2007. The Contract Quarters during the first Contract Year will end on April 29, 2006, July 29, 2006, October 28, 2006 and February 3, 2007.

3.                                “Licensed Goods” means the following categories of goods, in connection with which the Trademarks will be used: belts, coats, jackets, jerseys, pants, rainwear, shirts, shorts, sweat pants, sweat shirts, sweaters, t-shirts, tank tops, swim wear, wind-resistant jackets, headwear, backpacks, duffel bags and wallets.

4.                                      “Net Sales” is the total actual retail sales of all Licensed Goods, less:

(a)                         Amounts credited for returns, exchanges, and discounts and allowances of all types to Licensee’s customers (including without limitation employee discounts); and

(b)                         Any sales and use taxes or similar fees or assessments collected.

No deductions shall be made for any other costs incurred, such as, but not limited to, costs of manufacture, sales, distribution, or exploitation of the Licensed Goods.

5.                                      “Subsidiary” means any entity with respect to which Licensee owns or controls, directly or indirectly, the majority of the stock entitled to vote for the election of directors or persons performing similar functions.

6.                                      “Term” and “Renewal Term” are the periods expressly set forth in this Agreement.

7.                                      “Territory” is the United States, wherein Licensee may sell the Licensed Goods only at retail and only through Licensee’s Kohl’s branded retail stores, or over the Internet via Licensee’s Kohl’s branded ecommerce website.

8.                                      “Trademarks” means (i) the trademarks embodied in United States Trademark Registration Nos. 2299696, 2849404, 2855 111,2931627, copies of which are attached hereto on EXHIBIT A, as amended and supplemented from time to time with Licensee’s written consent; and (ii) all of Licensor’s right, title and interest in the trademark “Hawk” and any and all stylized presentations of the word “Hawk” that have ever been used by Licensor as trademarks in conjunction with the production, manufacture, distribution, promotion and sale of merchandise of any kind in the United States (samples of which are attached hereto as EXHIBIT B).

9.                                      “Ultimate Parent” means Quiksilver, Inc., a Delaware corporation.

Article II.                 License

1.                                      Grant of License.

(a)                                 Licensor hereby grants to Licensee and Licensee’s Affiliates an exclusive license to use the Trademarks upon or in connection with production, manufacture, distribution, promotion and sale of the Licensed Goods throughout the Territory in a manner consistent with Licensor’s prior usage thereof, specifically, as generally associated with the surf, skate, and skateboarding lifestyle, and skateboarding personality Tony Hawk. Licensor does not own, and does not purport to convey, any rights in and to the generic word “hawk” other than as a proper noun.

(b)                                 So long as Licensor or its Affiliates do not have a pre-existing exclusive arrangement or existing plans to enter into an exclusive arrangement with any third party with respect to the Trademarks in an area other than the Territory, or are not themselves currently exploiting the Trademarks and to not have plans to do so in the foreseeable future in such an area, at the time Licensee formulates plans to open and operate Kohl’s branded retail stores in such area, the license granted herein shall extend to such area and the definition of “Territory” contained herein shall thereafter be deemed to include such area. At the appropriate time, Licensee will consult with Licensor in connection with Licensee’s expansion of its business into areas other than the Territory, and, if appropriate, the parties will execute a written amendment revising the definition of “Territory” to include such area. The parties understand that Licensee’s stores outside of the Territory as currently defined might not be branded “Kohl’s,” but will be of a similar format and be positioned in a similar or better market segment as are the Kohl’s stores in the Territory as currently defined.

(c)                                  Licensor also hereby grants to Licensee and Licensee’s Affiliates a non-exclusive license to use the Trademarks on a worldwide basis in connection with the production and manufacture of such Licensed Goods so long as they are not sold outside the Territory or the additional areas referenced above in subsection II(1)(b).

(d)                                 Licensor agrees that the Trademarks shall not be used in connection with the production, manufacture, distribution, promotion or sale of any merchandise other than the Licensed Goods (“Additional Uses”), without Licensee’s written consent. In the event Licensor intends to directly utilize the Trademarks in connection with an Additional Use, then Licensee shall be offered the opportunity to expand this Agreement to include the Additional Use on the terms and conditions set forth in this Agreement. In the event the contemplated Additional Uses are proposed to be by a third party, then Licensee shall have the right to match the terms of the contemplated third-party transaction for the Additional Uses, but in no event shall the terms and conditions of such arrangement be less favorable to Licensee than those set forth in this Agreement.

(e)                                  The license is nondivisible, nonassignable, and nonsublicensable.

2.                                      Limitations on License.

(a)                                 Except as set forth in this Agreement, no other right or license is granted by Licensor to Licensee or by Licensee to Licensor, either express or implied, with respect to any other trademark, trade name, service mark, or other intellectual properly right owned, possessed, or licensed by or to Licensor. Licensee shall not use the Trademarks in any manner not specifically authorized by this Agreement.

(b)                                 Licensee acknowledges that Licensor’s relationships with its dealers, distributors and licensees throughout the world are valuable to Licensor, and that Licensor’s ability to control the distribution of Licensed Goods is essential to the continued viability of the licensed brand. Therefore, Licensee agrees that Licensee shall not knowingly authorize the resale or transfer of any Licensed Goods to any other retailer, wholesaler, intermediary, or agent of any other person or entity, foreign or domestic, that Licensee knew or should have known had the intent to resell the Licensed Goods, without Licensor’s consent

Article III.                                    Royalties

1.                                      Royalty Rate. Licensee agrees to pay a royalty to Licensor according to the following chart:

Annual Net Sales	Royalty

$ 0 to $125 million	4.0%
Over $125 million to $225 million	3.5%
Over $225 million to $325 million	3.0%
Over $325 million	2.5%

2.                                      Guaranteed Minimum Royalties. Licensee shall pay to Licensor the Guaranteed Minimum Royalties opposite the respective Contract Years:

Contract Year	Minimum Guaranteed Royalty

1	$1.5 million
2	$4 million
3	$5.0 million
4	$5.875 million
5	$6.75 million
Each year of any Renewal Term	$6.75 million

Minimum Guaranteed Royalties will be due and payable on a Contract Quarterly basis, as more specifically set forth below.

Article IV.                                     Design Services

1.                                      Design Services. Licensor shall provide all necessary design services with respect to the Licensed Goods based on parameters and guidelines established by Licensee in consideration of Licensee’s planned sales volumes and store fixture allocations.  Such design services shall be provided by a team of professional designers retained or otherwise employed by Licensor, at Licensor’s sole expense. Licensor’s design team staffing shall be subject to approval by Licensee, which approval shall not be unreasonably withheld. Licensor’s design team shall collaborate with Licensee’s product development team to plan and design mutually acceptable: (a) product designs, (b) packaging and labeling creative and design, (c) graphic art for the Licensed Goods (i.e., screen prints, embroideries, appliqués), (d) creative concept and design services with respect to in-store graphics and presentation, as well as national advertising in magazines, newspaper inserts, internet television, radio and other media.

2.                                      Design Fee. Licensee will pay Licensor the sum of $1.5 million as a non-refundable fee for past design services, which sum will be paid as follows:

(a)                                 $750,000 on or prior to August 1, 2005; and

(b)                                 $750,000 on or prior to February 1, 2006.

Article V.                                          Term

1.                                 Initial Term. The Initial Term of this Agreement shall commence on January 30, 2006 and shall consist of Five (5) consecutive Contract Years, ending on January 29, 2011.

2.                                 Renewal Term. If Licensee is not then in material default of the terms of this Agreement, this Agreement may be renewed by Licensee, in Licensee’s sole discretion, for up to three (3) additional terms of five (5) Contract Years each (“Renewal Terms”), provided that, for each such renewal, the following conditions have been met: (a) Licensee has notified Licensor in writing of its election not to renew this Agreement no later than 12 months prior to the expiration of the then-current term, and (b) Licensee has paid to Licensor Royalties pursuant to this Agreement of at least $6.75 million during the fifth Contract Year of the then-expiring term. Licensor may, in its sole discretion, waive condition (b) contained herein.

Article VI.                                     Marking, Quality Control and Maintenance

1.                                      Trademarks. Licensee shall use the Trademarks in accordance with the terms and conditions set forth in this Agreement. Licensee, shall use upon or in connection with the Licensed Goods the symbol TM or, where a United States Federal Trademark Registration has been obtained, the symbol ®. Licensee shall not otherwise affix or use such in connection with nor use any other trademark or trade name in connection with the Licensed Goods without Licensor’s prior written approval.

2.                                      Standards. Licensee shall use commercially reasonable efforts to ensure that (i) the quality and workmanship of all Licensed Goods manufactured by or on behalf of Licensee shall be consistent with corresponding products sold by Licensee from time to time under Licensee’s best licensed and “private label” lines of products; (ii) shall in no manner adversely affect any rights of ownership of Licensor in the Trademarks and shall in no manner derogate or detract from the repute of Licensor or the Trademarks; and (iii) shall in all respects (including, without limitation, the manufacture, sale, marketing and advertising) be in accordance with all of the terms and provisions of this Agreement, with all applicable laws, rules and regulations.

3.                                      Quality Control. From time to time at Licensor’s reasonable request, Licensee shall make available to Licensor in a mutually convenient manner, current samples of Licensed Goods so that Licensor may inspect the quality of such Licensed Goods. Licensor agrees that it will not object to the Licensed Goods on the basis of quality so long as the quality is consistent with the standards set forth in subsection VI(2) above. If the Licensed Goods do not meet those standards, Licensee will work in good faith to correct the quality issues, and if it cannot do so in a reasonable manner, Licensee shall discontinue the subject item(s).

4.                                      Quality Control Standards. Concurrently with the execution of this Agreement, and on an annual basis thereafter, Licensee shall provide Licensor with a written copy of Licensee’s quality control standards and procedures.

5.                                      Concept Meetings

Licensee and Licensor shall meet twice annually, once with respect to Spring and once with respect to Fall of each year (each a “Concept Meeting”) to review and consult with respect to the direction and types of Licensed Goods to be produced for the next season and the concepts and trends being emphasized. It is contemplated that members of Licensee’s merchandising teams will attend the Concept Meetings and that Licensor will be given samples, pictures or drawings of proposed Licensed Goods and samples of any tags, labels and packaging materials proposed to be used by Licensee in connection with Licensed Goods. Licensee agrees to give good faith consideration to Licensor’s comments and suggestions, but Licensor acknowledges that Licensed Goods shall be developed, modified and executed in Licensee’s sole discretion. Upon Licensor’s reasonable request from time to time, Licensee shall submit to Licensor then current samples of specified Licensed Goods. It is understood that Licensor, may, in rare cases, find one or more Articles to be so objectionable that it requests that Licensee stop producing or selling the Licensed Goods, provided, however, that any such objections will be made by Licensor only where Licensor determines in good faith that such Licensed Goods would materially and adversely affect the value and image of the Trademarks. Any such request made by Licensor shall be in writing and the parties acknowledge that any necessary changes to, or discontinuation of, any Licensed Goods will be implemented in a manner so as to cause the least disruption of the business to be conducted by Licensee hereunder.

Upon Licensor’s reasonable request from time to time, Licensee shall submit to Licensor then current samples of marketing materials, for example, advertising, promotional, publicity or other exploitation materials produced and used by Licensee in connection with the Licensed Goods.

6.                                      Contract Manufacturers. Licensee shall be entitled to contract the manufacture of Licensed Products without the prior written approval of Licensor provided contractor has signed EXHIBIT C (manufacturers agreement) and a copy of said agreement is sent to Licensee. Licensee shall use commercially reasonable efforts to ensure that all Licensed Products are manufactured, marketed, sold, labeled and packaged in accordance with Licensee’s then current “Terms of Engagement”, available for review on kohlspartners.com. In connection therewith, Licensee shall monitor the performance of its contractors to assure compliance with such Terms of Engagement in a manner consistent with Licensee’s practices for corresponding products of Licensee’s best licensed and “private label” lines of products,

Article VII.                                Trademark Registration

1.                                      At the request of Licensor, and without compensation to Licensee other than reimbursement of Licensee’s reasonable expenses, Licensee shall promptly do such acts and execute, acknowledge, and deliver all such papers as may be necessary or desirable, in the sole discretion of Licensor, to obtain, maintain, protect, and/or vest in Licensor the entire right, title, and interest in and to any Trademark in the Territory; including rendering such assistance as Licensor may request in any litigation, Patent and Trademark Office proceeding, or other proceeding.

2.                                      Licensor shall use commercially reasonable efforts to protect the Trademarks in the Territory and take such actions as necessary to allow Licensee to take full advantage of the rights afforded to Licensee hereunder. In the event that Licensee learns of any infringement, imitation or counterfeiting of the Trademarks or of any use by any person of a trademark similar to the Trademarks, it shall notify Licensor. Upon receiving notice of any potential infringement, Licensor shall take commercially reasonable actions to protect its rights in and to the Trademarks. If requested to do so by Licensor, Licensee shall cooperate with Licensor in all respects in connection therewith, including by being a plaintiff or co-plaintiff and/or by causing its officers to execute pleadings and other necessary documents.

In the event commercially reasonable action is not taken by Licensor within 30 days after its receipt of notice from Licensee, Licensee shall have the right (but not the obligation) to take such action as it deems advisable for the protection of its rights in and to the Trademarks as set forth in this Agreement but no settlement of any claim shall be made without the approval of Licensor, which approval shall not be withheld or delayed unreasonably. Even if appropriate action is taken by Licensor, Licensee may, at its own expense, be represented by its own counsel in such action. In any case, Licensor and Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any action arising under this subsection. All costs, fees and expenses (including investigatory expenses and legal expenses such as attorneys’ fees, court costs and filing fees) incurred in connection with any action taken under this subsection shall be borne by the party taking such action, and such party shall be entitled to retain any damages awarded in any such action.

3.                                      All use of the Trademarks by Licensee and the goodwill generated thereby shall inure to the benefit and be the property of Licensor.

4.                                      In the event that Licensee designs, manufactures, packages or distributes any merchandise or other materials related to the Licensed Goods that qualify for protection under the United States patent or, with respect to marketing materials, copyright laws, Licensee shall have the ownership of all such rights and shall have the exclusive right to seek and maintain patent or copyright protection therefor.

Article VIII.                           Validity of Rights

Licensee shall not contest Licensor’s ownership of the Trademark or Licensee’s obligation to assign any rights hereunder including any rights Licensee may create in the Trademark. Licensee shall not contest or impair these rights, either directly or indirectly, or in any way assist others to contest or impair the same and hereby expressly acknowledge Licensor’s superior rights. This obligation shall survive any termination of this Agreement.

Article IX.                                    Warranties and Indemnities

1.                                      Licensor warrants that: (a) Licensor has all right, title, and interest in and to the Trademarks and the right to license the Trademarks; (b) Licensor has no notice of any threatened challenge to Licensor’s ownership of the Trademarks; (c) the use of the Trademarks by Licensee as contemplated in this Agreement will not violate the intellectual property rights of any other parties; and (d) Licensor has the right to enter this Agreement, and to agree to the terms and conditions of this Agreement.

2.                                      Licensee warrants that it has the right to enter into this Agreement and to agree to the terms and conditions of this Agreement.

3.                                      Licensee’s Indemnity. Licensee shall indemnify, hold harmless, and defend (and pay any and all other expenses and attorney’s fees, in connection therewith) Licensor and its officers, directors, agents, and employees, from and against any and all liability, loss, claims, and/or actions arising out of any alleged defect in any Licensed Good.

4.                                      Licensor’s Indemnity. Licensor and its Ultimate Parent shall indemnify, hold harmless, and defend (and pay any and all other expenses and attorney’s fees, in connection therewith) Licensee and its officers, directors, agents, and employees, from and against any and all liability, loss, claims, and/or actions arising out of any claim, allegation or assertion that Licensee’s use of the Trademarks in accordance with this Agreement infringes upon the trademark, copyright or other proprietary rights of any third party.

5.                                      Mutual Indemnity. Each party shall indemnify, hold harmless, and defend (and pay any and all other expenses and attorney’s fees, in connection therewith) the other party and such other party’s officers, directors, agents, and employees, from and against any and all liability, loss, claims, and/or actions arising out of:

(a)                                 Any alleged unauthorized use of any Trademark (except as to any right licensed hereunder) by the indemnifying party;

(b)                                 Any alleged libel or slander against, or invasion of, the right of privacy or publicity or any other similar right of any third party (except as to any right licensed hereunder);

(c)                                  Any claim by a third party resulting from the indemnifying party’s breach or alleged breach of any term or condition of this Agreement.

The warranties and indemnities set forth herein shall survive termination of the Agreement.

6.                                      Insurance. Licensee warrants that it shall promptly obtain and maintain, at its sole cost and expense, standard Commercial General Liability, Product Liability and Advertising Liability Insurance in the amount of two (2) million dollars “Combined Single Limit.”

Article X.                                         Books, Records and Payments

1.                                      Statements. Licensee shall throughout the Initial Term and any Renewal Term of this Agreement render statements to Licensor on a quarterly basis within sixty (60) days after the end of each Contract Quarter. Such statement shall include:

(a)                                 The aggregate Net Sales of the Licensed Goods for such month; and

(b)                                 Any other information that may be required under any other provision of this Agreement or that may, from time to time, be reasonably required by Licensor.

2.                                      Royalty Payments. Within sixty(60) days after the end of each Contract Quarter, along with the statements rendered to Licensor pursuant to Article X, Section 1, Licensee shall remit to Licensor any royalties then due and owing. Payments by Licensee to Licensor will be such that within sixty (60) days’ after the end of each Contract Quarter of each respective Contract Year, Licensee will have paid to Licensor an amount at least equal to the appropriate proportion of the Minimum Guaranteed Royalty then due and owing for such Contract Year. During the first Contract Year, however, Licensee shall have no obligation to make any royalty payments with respect to the first $37,500,000 in Net Sales (other than the Minimum Guaranteed Royalty if Net Sales do not exceed $37,500,000 for such Contract Year), and shall have no obligation to make a payment against the Minimum Guaranteed Royalty (unless a royally is otherwise owed on actual Net Sales) until thirty days’ after the end of third Contract Quarter, at which time Licensee must have paid to Licensor royalties equal to at least one-half of the first Contract Year’s Minimum Guaranteed Royalty (an amount of royalties equal to at least the balance of the Minimum Guaranteed Royalty for the first Contract Year being due and payable at the latest by sixty (60) days after the end of the first Contract Year).

3.                                      Books and Records. During the term of this Agreement, Licensee shall keep accurate books of account and records in accordance with generally accepted accounting principles covering all transactions relating to this Agreement at Licensee’s principal place of business for not less than three years after the Contract Quarter to which such books of account and records relate, and shall allow Licensor and its representative to audit such books of account and records and to make copies thereof at Licensor’s expense; if any such audit reveals royalties due Licensor in excess of three percent (3%) more than the royalties paid to Licensor for the period covered by such audit, all reasonable and documented audit fees, costs, and expenses shall be borne by Licensee, in addition to which interest shall be added to the amount discovered to be due, from the first dollar more than the royalties actually paid, at an accrued rate of six percent (6%) per annum, or, if lower, the maximum legal rate.

4.                                      Final Royalty Determination. In the event that an auditor representing Licensee shall disagree with Licensor as to whether the amount owed exceeds the above-described three percent (3%), then the auditor representing Licensee and the auditor representing Licensor shall jointly select a third auditor whose determination of the amount owed shall be final and binding upon Licensee and Licensor. If such third auditor concludes that royalties due Licensor are not in excess of three percent (3%) more than the royalties paid to Licensor for the period covered by such audit, then all reasonable and documented audit fees, costs, and expenses of all three auditors shall be borne by Licensor.

5.                                      Right to Contest. The receipt and deposit of monies by Licensor shall not prevent or limit Licensor’s right to contest the accuracy and/or correctness of any statement in respect of such monies.

6.                                      Confidentiality. Licensor agrees to hold in confidence any information provided by Licensee under this Agreement, including without limitation the information provided pursuant to this Article, in accordance with the Confidentiality and Nondisclosure Agreement between Licensor and Licensee dated April 11, 2005.

Article XI.                                    Termination

1.                                      Termination for Breach. In the event either Licensee or Licensor fails to perform any of their respective obligations under this Agreement and (i) such default is not curable, or (ii) such default is curable but continues uncured for a period of 30 days after written notice thereof has been given to the defaulting party by the other party, or (iii) such default is curable, but not within 30 days, and all reasonable steps necessary to cure the default have not been taken by the defaulting party within the 30-day period or the defaulting party is not diligently taking all steps necessary to cure the default as promptly as practicable or, in any event, the default continues to remain uncured for at least 60 days after such notice, the other party may terminate this Agreement upon written notice to the defaulting party. Any termination of this Agreement will not preclude the non-breaching party from seeking damages for such breach, and pursuing any other remedy for such breach available to it under the law.

2.                                      Licensee’s Termination. It is understood that Licensee’s willingness to enter into this Agreement is premised upon Tony Hawk’s general good standing and character reputation in the business community. The value of the rights provided to Licensee hereunder may be substantially diminished in the event Tony Hawk commits an act that: (1) would reasonably shock or offend a majority of the community; (2) a reasonable person would conclude ridicules public decency, or (3) results in Tony Hawk’s conviction on felony or morals-related criminal charges. In the event Licensee’s sales of Licensed Goods are materially adversely affected by such an act, Licensee may, at its option, terminate this Agreement on thirty (30) days’ written notice to Licensor, and from the effective date of such termination, Licensee shall have no further obligations hereunder, provided such notice is given no later than sixty (60) days’ after the date it is conclusively determined the act occurred.

Further, Licensee may terminate this Agreement for any reason at the end of the fifth Contract Year of the Initial Term or any Renewal Term if it gives Licensor written notice of its intent to do so at least twelve (12) months prior to the end of such fifth Contract Year.

3.                                      Rights Upon Termination. Upon the expiration of this Agreement or any earlier termination of this Agreement:

(a)                                 All rights granted to Licensee hereunder shall automatically revert to Licensor and Licensee shall execute any and all documents evidencing such automatic reversion;

(b)                                 Licensee shall, at Licensor’s discretion, either deliver to Licensor all patterns, proofs, and any other material that reproduce the Trademarks or give to Licensor satisfactory proof of the destruction thereof;

(c)                                  Licensee shall, within two month(s) after such expiration or termination, deliver to Licensor a complete and accurate statement indicating the number, description, and whereabouts of all Licensed Goods on hand and/or in the process of manufacture, as of both the date of such expiration or termination and the date of such statement;

(d)                                 Licensor shall have the right to enter onto Licensee’s premises and/or the premises of any subcontractor of Licensee, to the extent that Licensee has the right to grant such entry, to conduct physical inventories to verify the accuracy of the above-described statement;

(e)                                  Licensee may sell existing inventories of Licensed Goods (including Licensed Goods on order) on a nonexclusive basis, for a period of 180 days, subject to all of the other terms and conditions of this Agreement, including, but not limited to, Licensee’s obligation to provide reports and make royally payments to Licensor. Such sales must be through the same channels used by Licensee prior to the termination of this Agreement.

Article XII.                               Assignments

Neither this Agreement nor any of the rights or duties hereunder nor the license granted hereby may be assigned, sub-licensed, encumbered or otherwise transferred in any way by Licensee, without the prior written consent and agreement of Licensor, which may be withheld in Licensor’s sole and absolute discretion. Any purported assignment, sub-license, encumbrance or other transfer shall be null and void and shall constitute a default hereunder by Licensee.

Article XIII.                          General

1.                                           Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered either by personal service, overnight mail, facsimile or by United States mail, registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Licensor:

Mr. Charles Exon
Hawk Designs, Inc.
15202 Graham Street
Huntington Beach, CA 92649
Facsimile: 714-889-4250

If to Licensee:

Ms. Peggy Eskenasi
Kohl’s Department Stores,, Inc.
N56 W17000 Ridgewood Dr.
Menomonee Falls, WI 53051
Facsimile: 262-703-6143

With a copy to:

General Counsel
Kohl’s Department Stores, Inc.
N56 W17000 Ridgewood Dr.
Menomonee Falls, WI 53051
Facsimile: 262-703-7274

If delivered personally, such notices or other communications shall be deemed delivered upon delivery. If sent by fax, such notice or other communications shall be deemed delivered when received provided that the sender has confirmation of receipt. If sent by overnight or United States mail, registered or certified mail, postage prepaid, return receipt requested, such notices or other communications shall be deemed delivered upon delivery or refusal to accept delivery as indicated on the return receipt. Either party may change its address at any time by written notice to the other party as set forth above.

2.                                      Governing Law and Jurisdiction. This Agreement shall be deemed entered into in the State of Wisconsin and shall be construed and governed solely by the laws of such State except to the extent that the choice-of-law rules of that State would result in the application of the law of any other State.

3.                                      Amendment. No amendment or modification of this Agreement shall be valid or binding unless the same shall be made in writing and signed on behalf of each party by their respective proper officers duly authorized to do so.

4.                                      Captions and Definitions. The captions in this Agreement are inserted for convenience only and shall not be construed as limiting in any manner.

The definitions provided in this Agreement and set forth in Article I are referred to by fully capitalizing such definitions throughout this Agreement. The definitions of such terms are understood to be applicable to both singular and plural uses of such defined terms.

5.                                      No Waiver. The failure to enforce any of the terms and conditions of this Agreement by either of the parties hereto shall not be deemed a waiver of any other right or privilege under this Agreement or a waiver of the right to thereafter claim damages for any deficiencies resulting from any misrepresentation, breach of warranty, or nonfulfillment of any obligation of any other party to this Agreement.

In order for there to be a waiver of any term or condition of this Agreement, such waiver must be in writing and signed by the party making such waiver.

6.                                      Attorneys’ Fees. In any action brought by a party hereto under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses of suit.

7.                                      Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original.

8.                                      Preamble. The preamble to this Agreement is hereby incorporated and by this reference shall hereby become part of this Agreement as if set forth herein word for word.

INTENTIONALLY LEFT BLANK

9.                                      Cooperation. The parties to this Agreement shall at any and all times, upon request by the other party, or its legal representative, make, execute, and deliver any and all such other and further instruments as may be necessary or desirable for the purpose of giving full force and effect to the provisions of this Agreement, without charge therefor.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed personally or, as appropriate, by its duly authorized officers, of the date first above written.

LICENSEE:	Kohl’s Department Stores, Inc.

	By:	/s/ Peggy Eskenasi

	Name:	Peggy Eskenasi

	Title:	Executive Vice President - P.D

LICENSOR:	Hawk Designs, Inc.

	By:	/s/ Bill Bussiere

	Name:	Bill Bussiere

	Title:	Chief Financial Officer

ULTIMATE PARENT:	Quiksilver, Inc. (for purposes of indemnity only—Art. IX, para. 4)

	By:	/s/ Charles Exon

	Name:	Charles Exon

	Title:	General Counsel

EXHIBIT A

Int. Cl.: 25

Prior U.S. Cls.: 22 and 39	Reg. No. 2,299,696

United States Patent and Trademark Office	Registered Dec. 14, 1999

TRADEMARK
PRINCIPAL REGISTER

TONY HAWK

HAWK, ANTHONY (UNITED STATES CITIZEN)	HEADWEAR, IN CLASS 25 (U.S. CLS. 22 AND 39).
31878 DEL OBISPO	FIRST USE 3-1-1998; IN COMMERCE 6-15-1998.
STE 118-514
SAN JUAN CAPISTRANO, CA 92675	THE NAME “TONY HAWK” IDENTIFIES A LIVING INDIVIDUAL WHOSE CONSENT IS OF RECORD.
FOR: CLOTHING, NAMELY, BELTS, COATS,
JACKETS, JERSEYS, PANTS, RAINWEAR,	SER. NO. 75-530,117, FILED 8-3-1998.
SHIRTS, SHORTS, SWEAT PANTS, SWEAT
SHIRTS, SWEATERS, T-SHIRTS, TANK TOPS,	ANDREW A. ROPPEL, EXAMINING ATTORNEY
WIND-RESISTANT JACKETS; FOOTWEAR,

Int. Cl.: 18

Prior U.S. Cls.: 1, 2, 3, 22, and 41	Reg. No. 2,849,404

United States Patent and Trademark Office	Registered June 1, 2004

TRADEMARK

PRINCIPAL REGISTER

TONY HAWK

HAWK DESIGNS, INC. (CALIFORNIA CORPORATION)	THE NAME “TONY HAWK” IDENTIFIES A LIVING INDIVIDUAL WHOSE CONSENT IS OF RECORD.
15202 GRAHAM STREET
HUNTINGTON BEACH, CA 92649

FOR: BACKPACKS, DUFFEL BAGS AND WALLETS, IN CLASS 18 (U.S. CLS. 1, 2, 3, 22 AND 41).
SN 78-158,946, FILED 8-28-2002.

FIRST USE 11-29-2000; IN COMMERCE 11-29-2000.

OWNER OF U.S. REG. NO. 2,299,696.	WANDA KAY PRICE, EXAMINING ATTORNEY

Int. Cl.: 25

Prior U.S. Cls.: 22 and 39	Reg. No. 2,931,627

United States Patent and Trademark Office	Registered Mar. 8, 2005

TRADEMARK

PRINCIPAL REGISTER

HAWK DESIGNS, INC. (CALIFORNIA CORPORATION)	FIRST USE 11-24-2000; IN COMMERCE 11-24-2000.
15202 GRAHAM STREET
HUNTINGTON BEACH, CA 92649	SEC. 2(F).

FOR: CLOTHING AND HEADGEAR, NAMELY, SHIRTS, T-SHIRTS, SWEATSHIRTS, SWEATPANTS,
TANK TOPS, SHORTS, PANTS, JACKETS, SWEA-	SN 78-168,632, FILED 9-27-2002.
TERS, SOCKS, BELTS, GLOVES, THERMAL T-
SHIRTS, HATS, CAPS, AND VISORS, AND SNOW
HATS, IN CLASS 25 (U.S. CLS. 22 AND 39).	KIMBERLY PERRY, EXAMINING ATTORNEY

Int. Cl.: 18

Prior U.S. Cls.: 1, 2, 3, 22, and 41	Reg. No. 2,855,111

United States Patent and Trademark Office	Registered June 15, 2004

TRADEMARK

PRINCIPAL REGISTER

HAWK DESIGNS, INC. (CALIFORNIA CORPORATION) 15202 GRAHAM STREET HUNTINGTON BEACH, CA 92649	FIRST USE 11-29-2000; IN COMMERCE 11-29-2000.
SN 78-170,181, FILED 10-2-2002.
FOR: LUGGAGE, BACKPACKS, WALLETS, FANNY PACKS, TRAVEL BAGS, TOTE BAGS, DUFFEL BAGS, AND ATHLETIC BAGS, IN CLASS 18 (U.S. CLS. 1, 2, 3, 22 AND 41).	ARETHA MASTERSON, EXAMINING ATTORNEY

EXHIBIT B

HAWK 04-19-04 tagTrends GLOBAL INNOVATION DELIVERED

ART	STYLE#	COLOR
KIDS 4-7 Kids Sticker / Hangtag	HKHT475	RED
BOYS 8-20 Boys Sticker / Hangtag	HKHT8205	BLACK

ARTWORK IS FOR REFERENCE ONLY. ACTUAL LABEL WILL VARY IN SIZE COLOR AND LAYOUT.

PAGE 1

tagTrends USA 15121 Graham Street, Suite 102 B, Huntington Beach, CA 92649 Tel 714-893-7792 Fax 714-893-7793
tagTrends ASIA Unit 16-17, 12/F Tower B, Regent Centre, 70 Ta Chuen Ping Street, Kwai Chung, New Territories, Hong Kong
[illegible]

HAWK 04-19-04

tagTrends GLOBAL INNOVATION DELIVERED

ART	STYLE#	COLOR
 Round Woven Label Patch		BLACK
 Round Woven Label Patch		MIDNIGHT
 Round Woven Label Patch		KHAKI
 Round Woven Label Patch		SLATE

ARTWORK IS FOR REFERENCE ONLY. ACTUAL LABEL WILL VARY IN SIZE COLOR AND LAYOUT.

PAGE 2

tagTrends USA 15121 Graham Street, Suite 102 B, Huntington Beach, CA 92649 Tel 714-903-7792 Fax 714-903-7793
tagTrends ASIA Unit 16-17, 12/F, Tower B, Regent Centre, 70 Ta Chuen Ping Street, Kwai Chung, New Territories, Hong Kong
[illegible]

HAWK 04-19-04 tagTrends GLOBAL INNOVATION DELIVERED

ART	STYLE#	COLOR
 Woven label Patch		BLACK
 Woven label Patch		MIDNIGHT
 Woven label Patch		KHAKI
 Woven label Patch		SLATE

ARTWORK IS FOR REFERENCE ONLY, ACTUAL LABEL WILL VARY IN SIZE COLOR AND LAYOUT.

PAGE 3

tagTrends USA 15121 Graham Street, Suite 102 B, Huntington Beach, CA 92649 Tel 714-903-7792 Fax 714-903-7785
tagTrends ASIA ... Hong Kong

EXHIBIT C

EXHIBIT C

(Letter from Licensee to Contractor)

Re:      Manufacture of Products Using the “Tony Hawk” and “Hawk” Trademarks

Gentlemen:

We are a licensee of Hawk Designs, Inc., a subsidiary of Quiksilver, Inc. (“Licensor”) and have the exclusive right to use various “Tony Hawk” and “Hawk” trademarks (collectively, “Hawk trademarks”) upon or in connection with production, manufacture, distribution, promotion and sale of various classifications of products, including those listed on Schedule 1 hereto (the “Hawk products”). We have engaged you as a manufacturer for products bearing the Hawk trademarks. This letter sets forth and limits your sole authorization for use of the Hawk trademarks in connection with manufacturing products for us.

You shall not use the Hawk trademarks in any manner whatsoever other than as directed by us. You shall affix or apply the Hawk trademarks to the products and/or packaging materials strictly in conformity with specifications provided by us or as otherwise directed by us. You agree to order any Hawk logoed packaging, labeling, trim or product only from manufacturers that have been pre-approved by us. We will provide you with a list of such currently approved manufacturers. If you desire to add a manufacturer to such list, you will need to provide all information, necessary for us to make a determination as to whether to approve such manufacturer.

You shall not use any other name, trademark or design in connection with Hawk packaging materials unless so directed by us.

You represent and warrant that all merchandise that you manufacture for us will be manufactured by you in your factory or factories set forth in Schedule 2 hereof or by your subcontractors in their factories whose locations are set forth on Schedule 2 hereof and that all merchandise will be labeled accordingly with the correct country of origin and in accordance with the laws, rules and regulations of the governments of the countries where the Hawk products manufactured by you are sold at retail. All your subcontractors must sign a Maker’s Certificate, also.

Your manufacturer’s RN number is                                   .

In the event that any Hawk products are rejected by us, because the products are defective in quality or otherwise defective, you agree to immediately remove all labels, tabs, snaps, and other markings bearing the Hawk trademarks on such products before disposing of them (other than the care label if shipped to the United States). In the event that such markings cannot be removed from the products, they must be destroyed, or marked “Irregular” and you must contact us.

In the event that any Hawk products are rejected by us because they are shipped late, the order for such products has been canceled, or for any other reason, you agree to immediately remove all labels, tabs, snaps, and other markings bearing the Hawk trademarks on such products before disposing of them (other than the care label if shipped to the United States). In the event that such markings cannot be removed from the products, you agree to immediately notify us that such markings cannot be removed and then you may either immediately destroy them or with our approval sell them to any approved retailer. Prior to contacting any diverters, jobbers, or make any international sales, you must contact us and advise to whom you intend to sell such products, and if we approve your buyer, you may sell such products only to such buyer.

You shall at all times adhere to Kohl’s quality control guidelines and Kohl’s Vendor Partner Terms of Engagement.

You should not directly or indirectly, disclose or use at any time (either during or after the completion of your manufacturing obligations, except to or for our benefit as we may direct) any confidential information of ours. All information and supporting materials of any kind (and rights arising therefrom) relating to the production, design, sale or marketing of any product bearing the Hawk trademarks are and will be ours and/or the Licensor’s sole property and are to be used solely in accordance with our instructions, and under no circumstances, are to be used by you, or any of your employees, or anyone else, in relation to any non-Hawk product or trademark.

You shall permit Licensor or its agent to inspect your activities and premises.

In the event of your failure to abide by any of the foregoing, Licensor or we may seek all legal remedies against you, including seeking compensation for all damages sustained as a result of your actions or omissions, as well as injunctive relief.

You acknowledge that you do not have any claims against Licensor arising out of this Agreement and that you will only look to us in connection with any claim under this Agreement.

This Agreement shall commence as of the date hereof and shall continue in effect for such period of time as we continue your engagement as a manufacturer of Hawk products.

We have the right to terminate this Agreement immediately upon written notice to Manufacturer in the event of (a) your affirmative act of insolvency, (b) the appointment of any receiver or trustee to take possession of your properties, (c) the winding-up, sale, consolidation, merger or any sequestration by governmental authority of your business or facility, or (d) your material breach of any significant provision hereof. In addition, should the Trademark License Agreement in effect between Licensor and us expire or be terminated, for any reason, the Agreement shall likewise terminate.

Please execute and return the enclosed copy of this letter to the undersigned acknowledging your agreement to abide by the foregoing.

Licensee Name: (print)	Signature:

Licensee (Company) Name: (print)	Date:

ACCEPTED AND AGREED:

Maker Name:(print)	Signature:

Maker (Company) Name:(print)	Date:

Schedule 1 to Letter from Licensee to Contractor

Categories of merchandise that Licensee has the right to design, manufacture and sell.

DBA:	NAME (print)	RN #

At the time you cease to be an approved Maker, you shall either sell to Licensor (at cost) all labels in your possession or destroy such labels.

Schedule 2 to Letter From Licensee to Contractor

A.                              The Name and Address of all of your locations where you manufacture Hawk products are:

B.                              The Name and Address of all your Sub-Contractors’ locations where you have Hawk products manufactured for you are: